Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-55083, 33-55083-01, 33-55083-02 and 333-107701) pertaining to the Centex Corporation Saving for Retirement Plan (formerly Profit Sharing and Retirement Plan of Centex Corporation) of our report dated June 26, 2009, with respect to the financial statements and schedule of the Centex Corporation Saving for Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Dallas, Texas
June 26, 2009